Contacts:	Dolph Baker, Chairman and CEO
Max Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. NAMES MAX BOWMAN CHIEF FINANCIAL OFFICER

JACKSON, Miss. (October 5, 2018) ⎯ Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that Max P. Bowman has been named vice president and chief financial officer, effective October 5, 2018. Bowman was also elected to the Company’s Board of Directors at the annual meeting of shareholders held today in Jackson. Bowman will replace Tim Dawson, whose planned retirement from the Company was effective today.

Commenting on the announcement, Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, said, “Max Bowman is well qualified to assume these important roles with our senior management team and Board of Directors. Having joined the Company in June, he has worked closely with Tim Dawson to ensure a smooth transition. He brings significant expertise in accounting, finance, acquisitions and business development, as well as valuable experience in financial management of a public company. We also look forward to working with Max in the important work of our Board of Directors as we continue to execute our growth strategy.

“We want to thank Tim Dawson for his many years of dedicated service to Cal-Maine Foods. Since he joined the Company in 2005, we have experienced impressive growth and success under his capable financial leadership. Tim will be missed by everyone at Cal-Maine Foods, but we wish him all the best in his retirement,” added Baker.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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